Exhibit 10.28

[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH BLACK BARS, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

Dated this 3rd day of July 2017

POLYU TECHNOLOGY AND CONSULTANCY COMPANY LIMITED
MCGILL UNIVERSITY

WAYNE STATE UNIVERSITY

H. LEE MOFFITT CANCER CENTER AND RESEARCH INSTITUTE INC.
THE CHINESE UNIVERSITY OF HONG KONG

and

APTUS THERAPEUTICS LIMITED

EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT is made on the 3rd day of July, 2017

BETWEEN

(1)	PolyU Technology and Consultancy Company Limited (“ PTeC”), a company duly incorporated under the laws of Hong Kong and having its registered address at QR603, The Hong Kong Polytechnic University (“PolyU”), Hunghom, Kowloon, Hong Kong;

(2)	The Royal Institution for the Advancement of Learning/McGill University a Canadian university with its principal place of business located at 845 Sherbrooke Street West, Montreal, Quebec, H3A 0G4 (“McGill”);

(3)	Wayne State University, a non-profit Michigan educational institution , with an office at 5057 Woodward Ave., Suite 6400, Detroit, Michigan, U.S.A. 48202 (“WSU”);

(4)	H. Lee Moffitt Cance r Center and Research Institute Inc., a not-for-profit Florida corporation, organized pursuant to Section 1004.43 , Florida Statutes, represented by the Office of Technology Management and Commercialization with an address at 12902 Magnolia Drive, Tampa, Florida, U.S. A. 33612-9497 (hereinafter “MCC”);

(5)	The Chinese University of Hong Kong, a university in Hong Kong with address at Shatin, Hong Kong (“CUHK”); and

(6)	APTUS Therapeutics Limited, a company duly incorporated under the laws of Hong Kong and having its registered address at Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (“ Licensee” ).

PTeC, McGill, WSU, MCC and CUHK are hereinafter referred to collectively as the “Licensors”.

WHEREAS:

(1)	Tak-Hang Chan of both McGill and Poly U; Ming-Cheung Chow, Wai-Har Lam and Sheng-Biao Wan of PolyU; Qing-Ping Dou, Deborah Joyce Kuhn and Kristin R. Landis-Piwowar of WSU; Aslamuzzaman Kazi of MCC have developed the Technology One. Tak-Hang Chan of PolyU and Chi-Chiu Wang of CUHK have developed the Technology Two. All foregoing inventors are hereinafter referred to collectively as the “Inventors”. Technology One and Technology Two are hereinafter referred to collectively as the “Technology”.

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(2)	PolyU has appointed PTeC as its legal agent to deal with any third parties on the licensing of the Patent Rights and Technology and to act on behalf of PolyU in all matters pertaining thereto.

(3)	PolyU, McGill, WSU and MCC acquired through assignment from the respective Inventors and jointly own the intellectual properties in the Technology One. PolyU and CUHK acquired through assignment from the respective Inventors and jointly own the intellectual properties in the Technology Two. Licensors agree that PolyU takes the lead to license the Technology.

(4)	Licensee desires to obtain, and Licensors are willing to grant, an exclusive license, for Licensee to use the Patent Rights and Technology (as defined below) for the benefit of the public and for commercial application in accordance with the terms and conditions set out below.

IT IS HEREBY AGREED THAT

1	DEFINITIONS AND INTERPRETATION

1.1 For purpose of this Agreement, unless the context requires otherwise, the capitalized terms used herein shall have the following meanings:

“Affiliate”	shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is either controlled by, or shares the same beneficial ownership structure as any of the Licensors or the Licensee, or is the parent company that controls, directly or indirectly more than fifty percent (50%) of the voting securities of any of the Licensors or the Licensee. For the purposes of this definition, the term “control” means (i) beneficial ownership of more than fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a more than fifty percent (50%) interest in the net assets or profits of a partnership or other business organization without voting securities. In addition, the “same beneficial ownership structure” refers to any group corporation in which more than fifty percent (50%) of its voting securities are controlled by the same parent company.

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“Agreement”	shall mean this Exclusive License Agreement;

“Authority”	shall mean any national, supra-national, regional or local government or governmental, administrative, fiscal, judicial or government owned body, department, commission, authority, tribunal, agency or entity, or regulator (or any Person, whether or not government owned and howsoever constituted or called, that exercises the functions of a regulator);

“Business Day”	shall mean any day (excluding Saturdays, Sundays, public holidays in Hong Kong, and public holidays established under Federal law in the United States) on which banks in Hong Kong and the United States are generally open for business;

“Claim”	shall mean any claim of an issued patent of Schedule A and Schedule B which has not expired; or any claim of a pending patent application of Schedule A and Schedule B which was filed in good faith and is pending;

“CFDA”	shall have the meaning given to it in Clause 4.2 herein;

“Dispute”	shall have the meaning given to it in Clause 15.13 herein;

“Effective Date”	shall mean the date on which this Agreement is signed by all parties;

“EU EMA”	shall have the meaning given to it in Clause 4.2 herein;

“Executive Officers”	shall have the meaning given to it in Clause 15.13 herein;

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“Field”	shall mean all fields and applications including but not limited to therapeutics, diagnostics, research tools, and business methods and all activities related to the foregoing;

“Hong Kong”	shall mean the Hong Kong Special Administrative Region of the PRC;

“Hong Kong Dollars” or “HK$”	shall mean the lawful currency of Hong Kong;

“IND”	shall have the meaning given to it in Clause 4.2 herein;

“ITF”	shall have the meaning given to it in Clause 6.1(b) herein;

“Licensee Inventions”	shall have the meaning given to it in Clause 8.1 herein;

“Licensors' lndemnitees”	shall have the meaning given to it in Clause 11.1 herein;

“NDA”	shall have the meaning given to it in Clause 4.3(a)(iv) herein;

“Net Sales”	shall mean sales amount of Products invoiced to third parties, less normal trade discounts actually granted, insurance, freight, or any relevant tax, duties or similar government levies. If (i) the Products are sold to Licensee’s or sublicensee’s related companies with a selling price lower than that to Licensee’s or sublicensee’s unrelated companies, or (ii) the Products are sold to Licensee’s or sublicensee’s unrelated companies which are then subsequently sold by those Licensee’s or sublicensee’s unrelated companies to a Licensee or sublicensee related company at a higher selling price, in both cases (i) and (ii) the higher selling price should be used; if any Product is to be consumed in the course of a service provided by Licensee or sublicensee then the parties shall negotiate the appropriate Net Sales amount, in principle the Net Sales amount for such Products shall be the price such Product is sold to unrelated companies. If no Product has been sold to any unrelated companies, all parties shall negotiate a fair price for the Net Sales;

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“Owner”	shall have the meaning given to it in Clause 12.1 herein;

“Patent Rights”

shall mean any and all issued patents and pending patent applications (together with all divisions, continuations, continuations-in part, re-examinations, reissues, renewals or supplemental protection certificates thereof) in the Territory that are owned by Licensors and that disclose the Products, the manufacture of the Products, the use of the Products in the Field, and/or the use of the Technology in connection with any of the foregoing. For clarity, the Patent Rights shall include, without limitation , all the granted patents and pending patent applications listed in Schedule A and Schedule B, together with all foreign counterparts of any of the foregoing;

“Person”	shall mean any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“PRC”	shall mean the People's Republic of China which for the purpose of this Agreement does not include Hong Kong , the Macau Special Administrative Region of the PRC and Taiwan;

“Products”	shall mean any drug product and non-drug product, including but not limited to dietary supplement and special food, (i) that is derived from, made with, uses or incorporates, in whole or in part, any epigallocatechin gallate derivative that is covered by a Claim or that incorporates and/or utilizes the Technology; or (ii) whose manufacture, use, sale, lease or import is covered, in whole or in part, by a Claim or that incorporates and/or utilizes the Technology;

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“Proprietary Information”	shall have the meaning given to it in Clause 12.1 herein;

“Recipient”	shall have the meaning given to it in Clause 12.1 herein;

“Technology”	shall mean Technology One and Technology Two;

“Technology One”	shall mean any and all proprietary data, information, know-how, processes, methods, materials and specifications stated in the patent applications as listed in Schedule A owned or controlled by Licensors and in existence as of the Effective Date that are necessary for the development, manufacture, use or commercialization of Products in the Field;

“Technology Two”	shall mean any and all proprietary data, information, know-how, processes, methods, materials and specifications stated in the patent applications as listed in Schedule B owned by Licensors and in existence as of the Effective Date that are necessary for the development , manufacture, use or commercialization of Products in the Field;

“Territory”	shall mean worldwide;

“US Dollars" or "US$”	shall mean the lawful currency of The United States of America;

“US FDA”	shall have the meaning given to it in Clause 4.2 herein.

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1.2	Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.3	This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the clauses and subclauses of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Clauses and Schedules herein are to Clauses and Schedules of this Agreement.

1.4	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	The singular number shall include the plural and vice versa.

2	LICENSE GRANTS

2.1	Subject to the terms and conditions of this Agreement, Licensors hereby grant to Licensee and Licensee hereby accepts an exclusive, royalty-bearing license to use the Technology and the Patent Rights in the Territory to develop, make, use, sell and commercialize Products in the Field. Licensee has the limited right to grant sublicenses to the licenses granted under this Clause 2.

2.2	Licensee does have the right, subject to prior written approval by Licensors, to grant sublicenses of the rights granted under Clauses 2.1 in the Territory. Any sublicense of rights under Clauses 2.1 that is granted by Licensee shall be limited to rights licensed to the Licensee and shall be consistent with Licensee's obligations to Licensors under this Agreement. Licensee shall notify Licensors in writing of any proposed sublicense, which notice shall identify the proposed sublicensee and shall clearly define the scope of rights proposed to be granted. Licensors shall, within thirty (30) days after receipt of such notice, inform Licensee in writing as to whether Licensors accept or reject the proposed sublicense at the Licensors ' sole discretion. Such approval shall not to be unreasonably withheld. If Licensors approve the sublicense, Licensee shall be responsible for ensuring the full compliance of its sublicensee with the terms and conditions of this Agreement. Licensee shall ensure that it is a term of the sublicense agreement that any change in control of the sublicensee must be approved in writing by Licensors. Each sublicense agreement shall state that: (i) the sublicensed party shall use its best efforts to develop and commercialize the Products in the field in the territory that are the subject of the sublicense; (ii) the sublicense agreement shall terminate immediately upon termination of this Agreement; (iii) an acknowledgement that the Technology and Patent Rights are and shall remain in the respective names of the Licensors; and (iv) a documentation retention requirement as provided in Clause 6.3 and an audit right by Licensors of the same scope as provided in Clause 6.4 herein. To the extent any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against Licensors.

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2.3	For clarity, Licensee shall have no licenses or other rights under the Patent Rights and/or to use the Technology for any purpose in the Territory outside of the Field or outside of the Territory. Nothing in this Agreement shall be construed (expressly, by estoppel, by implication, or otherwise) as granting or conveying to Licensee, or as otherwise creating, any licenses or other rights or interests in or to any patents or other intellectual property owned or controlled by Licensors other than the specific licenses to the Patent Rights and Technology that are expressly granted under this Agreement.

2.4	Except as expressly provided herein, nothing in this Agreement will be construed as conferring any ownership interest, license or other rights upon the Licensee by estoppel, implication or otherwise as to any technology, intellectual property rights products or materials of the Licensors, or of any other entity, regardless of whether those technology, intellectual property rights products or materials are relevant to the Technology and Patent Rights. Title to the Patent Rights and Technology shall at all times remain vested in the respective Licensors.

2.5	Notwithstanding Clause 15.3, Licensors and Licensee agree that Licensee retains the right to assign its rights in whole pertaining to its exclusive license of the Technology and Patent Rights granted under this Agreement, to any Affiliate of Licensee at any time subsequent to the Effective Date. Licensee shall serve Licensors a sixty (60) days prior written notice for such transfer. In the event Licensee desires to assign its rights hereunder to its Affiliate(s), Licensee shall cause such Affiliate(s) to enter into this Agreement, or a joinder agreement in a form satisfactory to Licensors, agreeing to be bound by all of the conditions of this Agreement as if such Affiliate(s) were an original party to this Agreement. To the extent that any Affiliate wishes to exercise any rights granted to Licensee hereunder, Licensee will be liable to Licensors for the duties and obligations of any Affiliate hereunder and any act or omission of an Affiliate that would be deemed to be a breach of this Agreement.

2.6	Should the Licensee and/or its Affiliates at any point subsequent to the Effective Date seek to issue common or preferred stock to the public or private investors with the intent of engaging in capital raising activities to further the Licensee's reasonable efforts in commercializing any and all Products, and subject to the Licensee and /or its Affiliate selling, cumulatively and in aggregate , less than fifty percent (50%) of its equity and voting interests to the public or private investors, the Licensors agree that such activities do not constitute the transfer of any rights of the Licensee under this Agreement to third-party interests whatsoever and shall not be considered in breach of this Agreement.

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2.7	The Licensors agree that the Licensee and/or its Affiliates may enter into license agreements with respect to other technologies which are related to Technology and owned by the any one or more of the Licensors or any other party, with such undertakings acted upon good faith and intent to develop and commercialize such products either independently or jointly with the Products stipulated in the Agreement.

2.8	Licensee shall mark all Products and their containers in accordance with the patent marking laws of the jurisdiction in which such Products are manufactured, used or sold. At a minimum, all Products shall bear a notice indicating that the product is the subject of a patent or pending application and identifying same. Licensee shall notify Licensors in writing of any changes to patent markings on Products.

2.9	Licensee shall comply with and shall ensure that its sublicensees comply in all material respects with all government statutes and regulations that relate to Products, including but not limited to the United States Federal Patent Policy (the provisions of 35 United States Code§§ 201-211 and the regulations promulgated thereunder); the United States Food, Drug and Cosmetic Act of 1941 , as amended, and the regulations promulgated thereunder; and the United States Export Administration Act of 1979, as amended , and the regulations promulgated thereunder.

3	TERM OF AGREEMENT

3.1	This Agreement and all rights hereunder shall be in effect from the Effective Date till the latest date of the following: (1) the expiry of the term of the last to expire patents as listed in Schedule A and Schedule B; (2) final disposition of the last of the pending patent applications as listed in Schedule A and Schedule B, and (3) ten (10) years following the first commercial sale of Products, unless this Agreement is earlier terminated pursuant to the termination provisions of this Agreement.

3.2	Unless it is exempted or extended by the Licensors at their exclusive discretion, if Licensee does not meet any of the milestones as detailed in Schedule C, Licensors may at their discretion elect to terminate this Agreement pursuant to Clause 14.1.

4	CONSIDERATION

4.1	Upfront License Fee. In partial consideration for the licenses being granted to Licensee under this Agreement, Licensee shall pay to Licensors a one-time up-front non-refundable license fee payment of by two instalments as follows:

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4.2	Annual License Fee. In further consideration of the licenses being granted to Licensee under this Agreement, Licensee shall pay to Licensors within thirty (30) days of each anniversary of the date upon which an application for an Investigational New Drug (“IND”) to the United States Food and Drug Administration (“US FDA”), European Union European Medicines Agency (“EU EMA”) or the Chinese Food and Drug Administration (“CFDA”) is accepted by such agency, whichever agency is first. If within three (3) years after the Effective Date and no agency as named above has accepted an IND application or no IND application has been filed, the annual minimum license fee of will come into effect. In this case, the first annual minimum license fee shall be made at the end of the fourth (4th) year from the Effective Date.

4.3	Milestone Payments. In further consideration of the licenses being granted to Licensee under this Agreement, Licensee shall pay to the Licensors non-refundable, non-creditable, one-time milestone payments upon achievement of each of the following events strictly related to the drug research development, and commercialization activities of Licensee, its Affiliate, or its sublicensee. For avoidance of doubt, the terms of this Clause only apply to research, development, and commercialization of drug products that will undergo accredited clinical trials with US FDA, EU EMA, or CFDA, and do not apply to non-drug products, including but not limited to dietary supplement and special food, except for Clause 4.3(e)(i). Such milestone payments shall be determined as follows:

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(f)	Milestone payments in subclauses (a), (b), (c) and (e) above, if and when relevant, shall be paid by Licensee within thirty (30) Business Days after the occurrence of each stated milestone.

4.4	Royalties. In further consideration of the licenses being granted to Licensee under this Agreement, Licensee shall provide a sales and royalty report for each calendar year within fifteen (15) Business Days after that calendar year end (i.e., 31st December), (“Calendar Year End"), and pay to the Licensors royalty payments for drug Products and/or non-drug Products. All such royalties are to be paid every year, within thirty (30) Business Days after each Calendar Year End and shall be determined as follows:

(a)	For drug Products, licensee shall pay royalty payments :

(i)	of Net Sales of Products for the amount of annual Net Sales which is less than or equal to ; and

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of Net Sales of Products for the amount of annual Net Sales which is more than

(b)	For non-drug Products, licensee shall pay royalty payments:

(i)	of Net Sales of Products for the amount of annual Net Sales which is less than or equal to and

(ii)	of Net Sales of Products for the amount of annual Net Sales which is more than

4.5	Sublicensee Royalties. In consideration of the limited sublicense right being granted to Licensee under this Agreement, Licensee shall include the details of sublicensee royalties in the sales and royalty report in accordance with Clause 4.4 and pay to Licensors sublicensee royalties per each sublicense granted. For the avoidance of doubt, the Licensee and/or its Affiliates shall have no payment obligation under this section for any payment received by the Licensee in consideration for the issuance of common or preferred stock or with respect to collaborative research and development activities performed by Licensee or its collaborative partners. All such sublicensee royalties are to be paid every year, within forty-five (45) days after each Calendar Year End, and shall be determined as follows:

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(f)	Sublicensee shall comply with the Milestones Payments and Royalties arrangement same as Licensee's obligations to the Licensors as stipulated in Clause 4.3 and Clause 4.4.

4.6	If any payments under this Clause 4 are not paid within the time specified, the Licensee shall be liable to pay an additional interest at the rate of two percent (2%) per annum on such outstanding amount starting from the date the payment was due.

4.7	Failure of payment of any consideration under this Clause 4 in the prescribed time frame shall be considered a material breach of this Agreement.

5	OBLIGATIONS OF LICENSORS

5.1	Subject to the receipt of full payment of the upfront license fee in accordance with Clause 4.1 (a), Licensors or Inventors shall deliver to Licensee the proprietary information of the Technology as available on “as-is” and “where as” basis within thirty (30) Business Days after the receipt of a written request from Licensee.

6	OBLIGATIONS OF LICENSEE

6.1	In relation to funding:

(a)	Licensee shall provide research and development funding of three million Hong Kong Dollars (HK$3,000,000) by phases within three (3) years after the Effective Date to support the Inventors to continue the research on the Technology.

(b)	Licensee shall use three million Hong Kong Dollars funding stated in subclause (a) above to apply for matching funds under the Innovation and Technology Fund ("ITF") of the Government of Hong Kong with the objective to make up a total budget of six million Hong Kong Dollars (HK$6,000,000) to support the related research on the Technology to be conducted by Professor Ming-Cheung Chow and Professor Tak-Hang Chan of PolyU, and Professor Chi-Chiu Wang of CUHK. The three million Hong Kong Dollars funding contributed by the Licensee is subject to the successful application and outcome of the ITF matching scheme. In the event that the application to the ITF matching scheme is unsuccessful, new funding terms to support the ongoing research of the Technology can be proposed and executed subject to the mutual agreement between both the Licensors and Licensee.

6.2	Licensee acknowledges that Licensors are and shall remain as the exclusive owner of all Intellectual Property Rights of any nature related to the Technology. Licensee shall not do anything that is inconsistent with Licensors’ ownership, including any acts that may cause the Licensors to be unable to patent the Technology. Licensee shall also not do any acts or omit to do any acts that may cause the Licensors to abandon or withdraw the patent applications in respect of any of the pending patent applications or to lose any of the granted patents listed in Schedule A and Schedule B hereto.

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6.3	Licensee shall maintain necessary information, including but not limited to accounting and sale books and records of Products sold, regarding Licensors’ royalties for no less than seven (7) years from the termination date of this Agreement.

6.4	Licensee shall permit the Licensors and/or PolyU to inspect and/or audit relevant accounting and sale books and records of Products maintained by Licensee for the purpose of determining the accuracy of the royalties to be paid and/or paid under this Agreement. If such inspection should disclose any underreporting, Licensee shall promptly pay Licensors such amount. Furthermore, if there is more than three percent (3%) or fifty thousand Hong Kong Dollars (HK$50,000) discrepancies on royalty payments, whichever is lower, Licensee shall be responsible for all costs related to the inspection and/or audit of the accounts.

6.5	Licensee shall use its commercially reasonable efforts to develop and commercialize the Products for which regulatory approval, if applicable, in any country within the Territory is obtained. Licensee shall submit a report within 30 days after each of the calendar year end or upon receiving a request of Licensors of the latest development and commercialization status of the Technology and/or Product.

7	RESPONSIBILITY FOR PATENT RIGHTS

7.1	Licensors will retain sole and exclusive ownership of all rights, title and interest in and to the Patent Rights and the Technology, subject to the licenses granted to Licensee under this Agreement. Licensors will also retain all rights under the Patent Rights and Technology that are not expressly granted to Licensee (including, without limitation, all rights outside of the Field), and shall have the right to grant further licenses to third parties with respect to such retained rights.

7.2	After the Effective Date, Licensee shall be responsible for all costs and expenses involved in the prosecution, maintenance, enforcement and defense of all patent applications and patents that are included in the Patent Rights. Licensee shall notify Licensors in writing before taking any substantive actions before any jurisdiction patent office related to the Patent Rights, and Licensee shall seek Licensors' input and advice concerning substantive amendments to any Claim before taking such action. In the event that Licensee elects not to file, prosecute or maintain any patent or patent application included in the Patent Rights, Licensee shall so notify Licensors in writing at least thirty (30) days before any applicable statutory bar date or response date to permit Licensors (at their own expense) to prosecution or maintain such right.

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7.3	Licensee shall promptly notify Licensors upon becoming aware of any third-party actions which may constitute infringement of the Patent Rights in the Territory, or if any third party initiates actions seeking to invalidate or contest the enforceability or validity of one or more granted patents that are included in the Patent Rights. Any such notice shall identify the third party and describe the relevant actions in sufficient detail to enable Licensors to evaluate the alleged infringement or other action. Licensors and Licensee shall consult with each other to decide how to address such alleged infringement subject to terms to be agreed amongst the parties on a case by case basis.

8	RIGHTS TO IMPROVEMENTS AND NEW DEVELOPMENTS

8.1	Licensors and Licensee shall jointly own all rights, title and interest in or to any new discoveries or inventions made on or after the Effective Date by employees, contractors, sub-contractors, agents, sub-agents, licensee or otherwise of Licensee in connection with the development , manufacture or commercialization of Products in the Field (collectively, “Licensee Inventions”). For clarity, Licensee Inventions shall include, without limitation, any and all patent applications covering Licensee Inventions that are filed in the Territory by or on behalf of Licensee at any time on or after the Effective Date, and any and all granted patents that directly or indirectly result from such patent applications, or any divisions, continuations or continuations-in-part or other patent applications claiming priority thereto. Licensee will solely be responsible for all the patenting costs of the Licensee Inventions.

9	EDUCATION PURPOSE

Notwithstanding anything to the contrary in this Agreement, the Licensors shall retain all rights, and the Licensee hereby grants the Licensors, a worldwide, non exclusive, irrevocable, royalty-free, paid-up license to use the Patent Rights, Technology and Licensee Inventions for any research, academic and/or educational purposes in any Territory and in any Field.

10	REPRESENTATIONS AND WARRANTIES

10.1	Mutual Representations. Each of Licensors and Licensee hereby represents and warrants to the other party that as of the Effective Date:

(a)	it is a corporation or other business entity duly organized and validly existing under the laws of its place of incorporation or formation;

(b)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

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10.2	Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CLAUSE 10, LICENSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND AS TO ANY OF THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE PATENT RIGHTS AND TECHNOLOGY LICENSED HEREUNDER. IN PARTICULAR, LICENSORS HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES (EXPRESS OR IMPLIED) OF PATENT VALIDITY, NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR SUITABILITY FOR LICENSEE' S PURPOSES. LICENSORS DISCLAIM ALL WARRANTIES, WHETHER EXRPESS, IMPLIED, STATUTORY, OR OTHER ARISING FROM COURSE OF DEALING, USAGE, OR TRADE. IN NO EVENT WILL THE POLYU, THE LICENSORS AND / OR THE INVENTORS BE LIABLE FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, THAT ARE IN ANYWAY RELATED TO THE TECHNOLOGY AND ITS USE.

11	INDEMNIFICATION

11.1	Licensee shall indemnify, defend and hold harmless Licensors (their Affiliates, and their respective officers, directors, employees, professors, agents, representatives and sub-contractors), collectively, “Licensors’ Indemnitees”, from any and against any and all claims, actions, suits, liability, damages, losses, costs, expenses (including reasonable legal fees) and any other sums which directly or indirectly result from or arise out of (a) the development, manufacture, storage, distribution, marketing, promotion, use or sale of Products by or on behalf of Licensee or any of its customers or clients; (b) the breach by Licensee of one or more of its obligations under this Agreement; or (c) the breach by Licensee of one or more of its representations, warranties or covenants under this Agreement, except , with respect to each of (a), (b) and (c) above, to the extent caused by Licensors’ gross negligence or wilful misconduct or breach of one or more of its obligations under this Agreement. Licensee shall require its sublicensees to indemnify, defend and hold harmless Licensors’ Indemnitees under the same terms as stated in this Clause 11.

12	CONFIDENTIALITY

12.1	Each party, each in its sole discretion, may disclose or otherwise make available certain confidential information to the other party on the terms and subject to the conditions of this Agreement. For purposes of this Agreement, “Owner” means a party disclosing information to the other party, and “Recipient” means a party receiving information from the other party. “Proprietary Information” means without limitation, all technical, financial, and business information of any kind whatsoever, and all tangible and intangible embodiments thereof, disclosed by Owner or obtained by Recipient through observation or examination of the foregoing, but only to the extent such information or embodiments is maintained as confidential by Owner, and any information which the Recipient knows or reasonably should know is the Proprietary Information of the Owner.

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12.2	During the term of this Agreement and for a period of seven (7) years following the expiration or earlier termination hereof, Recipient shall (a) maintain in confidence and make best efforts to prevent the unauthorized use of Proprietary Information; and (b) exercise the same degree of care as it uses for its own confidential information, but not less than reasonable care. Recipient shall disclose Proprietary Information only to those of its directors, officers, employees, advisors or agents as reasonably necessary to facilitate the purposes of this Agreement, provided that such Persons are required to maintain in confidence and not use Proprietary Information except as permitted by this Agreement. Within thirty (30) days after termination of this Agreement, Recipient shall, upon the request of the Owner, return to Owner or destroy all tangible items relating to Proprietary Information made available by the Owner to the Recipient, and all copies thereof in Recipient’s control or possession except for one copy which may be retained by the Recipient for monitoring compliance with this Clause 12.2.

12.3	Notwithstanding the foregoing (a) Recipient may disclose Proprietary Information to the extent required by applicable law, legal process or regulation, provided that Recipient shall, to the extent permitted by such applicable law, legal process or regulation, give Owner prompt written notice and sufficient opportunity at the own costs of the Owner to object to such disclosure, or to request confidential treatment; and (b) Recipient's non-use and non-disclosure obligations shall not apply to such Proprietary Information as Recipient can establish by written documentation to have been:

(a)	Public knowledge at the time of such disclosure by Recipient, and not as a result of wrongful acts attributable to Recipient;

(b)	Rightfully known by Recipient (as shown by its written records) prior to the date of disclosure by Owner;

(c)	Disclosed to Recipient on an unrestricted basis from a third party, who according to the knowledge of Recipient is not under a duty of confidentiality to Owner; or

(d)	Independently developed by employees or agents of Recipient (as shown by its written records) without access to or use of Proprietary Information.

12.4	Promptly upon obtaining knowledge thereof, Recipient shall immediately disclose to Owner any attempt by any Person to improperly use or disclose any Proprietary Information.

12.5	Licensee shall not disclose the material terms or conditions of this Agreement to any third party without the prior written consent of Licensors, except that Licensee may, under customary non-disclosure terms, disclose the financial terms which are relevant to a potential investor or acquirer.

13	NON-COMPETITION

13.1	During the continuance of this Agreement and for a period of two (2) years after its expiration or termination for whatever reason (whether in breach of contract or otherwise), Licensee shall not without the prior written consent of Licensors in any country, in any capacity and whether directly or indirectly or solely or jointly with others, engage in the design, manufacture, production, importation, consultation or development or sale of any products which may directly compete with the Product.

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13.2	In the event that any restriction contained in this Clause 13 shall be found to be void, but would be valid if some part of the relevant restriction were deleted, the relevant restriction shall apply with such modifications as may be necessary to make it valid and effective.

14	TERMINATION

14.1	Licensors or Licensee may terminate this Agreement (a) upon or after the breach of any material provision of this Agreement by the other party if the other party has not cured such breach within sixty (60) days after receiving written notice thereof from the non-breaching party; (b) if the other party voluntarily commences any action or seeks any relief regarding its liquidation, reorganization, dissolution or similar act or under any bankruptcy, insolvency or similar law; or (c) if a proceeding is commenced or an order, judgment, or decree is entered seeking the liquidation, reorganization, dissolution or similar act or any other relief under any bankruptcy, insolvency or similar law against the other party, without its consent, which continues un-dismissed or un-stayed for a period of sixty (60) days; or (d) there is any act or omission attributable to Licensee that could tarnish the reputation of any of the Licensors; or (e) in accordance with Clause 3.2.

14.2	Upon the termination of this Agreement for cause pursuant to the above provisions of Clause 14.1, all rights granted by Licensors to Licensee under this Agreement shall terminate. Expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to such expiration or termination. Upon termination of this Agreement for any reason, each party shall promptly: (a) return all property of the other party in its possession; (b) certify that it has complied with the confidentiality provisions set forth in this Agreement; (c) deliver all documentation, tangible material and anything else related to or embodying confidential information and intellectual property rights of the other party; and (d) pay any outstanding amounts due to the other party. Any terms and conditions of this Agreement, which by their nature extend beyond the term or expiry of this Agreement, shall survive the termination or expiry of this Agreement, including but not limited to Clauses 11 to 15.

15	MISCELLANEOUS

15.1	Publication. Licensee recognizes that under some of Licensors’ respective university policies , the results of Licensors’ research involving Patents and Licensed Technology must be available for publication and agrees that Licensors’ researchers shall be permitted to present at symposia and professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, research methods and results provided, however, that Licensee shall have been furnished copies of any proposed publication or presentation reporting research results utilizing Technology or Patents for review at least thirty (30) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Licensee shall have thirty (30) days after receipt of said copies, to object to such proposed presentation or proposed publication because Proprietary Information disclosed by the Licensee pursuant to Clause 12.1, above, is contained therein. In the event Licensee makes such objection based on disclosure of Licensee’s Proprietary Information, Licensors will comply with Licensee’s request to delete or modify Licensee Proprietary Information.

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15.2	Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of Hong Kong., unless the sole defendant is WSU, in which case any such dispute or claim must be brought in the Michigan Court of Claims and shall be governed by and construed in accordance with the laws of the State of Michigan, United States of America. Notwithstanding anything to the contrary, WSU shall retain all rights and protections afforded it under the laws of the State of Michigan and the United States of America. Irrespective of the governing law of this Agreement, the parties agree that MCC shall enjoy and receive the rights and protections as set out in Florida Statute, 1004.43.

15.3	Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. Neither this Agreement nor any rights or obligations of Licensee hereunder may be assigned by Licensee in whole or in part without the prior written approval of Licensor, with the explicit exception set out in Clause 2.5 in respect of Licensee’s right to assign its rights in whole or in part pertaining to its exclusive license of the Technology and Patent Rights granted under this Agreement, to any Affiliate of Licensee at any time subsequent to the Effective Date. For the purpose of this Clause 15.3, a change in the Persons or entities who control fifty percent (50%) or more of the equity, securities or voting interest of Licensee shall be considered an assignment of Licensee’s rights. Licensors may exercise full transfer and assignment rights in any manner at Licensors’ discretion and specifically may sell, pledge, or otherwise transfer its right to receive royalties under this Agreement.

15.4	All parties agree that when a claim, demand, action, infringement or breach of this Agreement is only related to Technology One, that of the Licensors only PolyU, McGill, WSU and MCC, as the owners of the related patents, may be responsible for such claim, demand, action, infringement or breach. All parties agree that when a claim, demand, action, infringement or breach of this Agreement is only related to Technology Two, that of the Licensors only PolyU and CUHK, as the owners of the related patents, may be responsible for such claim, demand, action, infringement or breach.

15.5	Entire Agreement. This Agreement and the schedules hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, PROVIDED THAT nothing in this Agreement or related agreements shall be deemed to terminate or supersede the prov1s1ons of any confidentiality and non-disclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

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15.6	Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all of the parties hereto. Any amendment or waiver effected in accordance with this Clause 15.6 shall be binding upon all of the parties hereto, and their respective assigns.

15.7	Delays or Omissions. No delay or omission in exercising any right, power or remedy accruing to any party hereto, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall it be construed to be a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties hereto shall be cumulative and not alternative.

15.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

15.9	Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the parties’ intent in entering into this Agreement.

15.10	Force Majeure. Neither Licensors nor Licensee or PolyU shall be held liable or responsible to the other parties nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement (other than an obligation for the payment of money by Licensee) to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), acts of terrorism, insurrections , riots, civil disturbances , strikes, lockouts or other labour disturbances, acts of God, or any acts, omissions, denial or failure of issuance of an export license, or delays in acting by any governmental authority or the other party.

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15.11	No Partnership or Agency. Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, nor authorise any party to make or enter into any commitments for or on behalf of any other party except as expressly provided in this Agreement.

15.12	Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

15.13	Dispute Resolution. The parties to the Agreement will encourage the prompt and equitable settlement of all controversies or claims (each a “Dispute”) between them amicably and shall first attempt to negotiate and resolve their differences directly without litigation. If a Dispute is not resolved within thirty (30) days after notice is sent from one party to another (with a copy to all other parties), then a party, by written notice to the other parties, shall have the disputed matter referred to the senior officers (collectively, the “Executive Officers”) for resolution. If the Executive Officers are unable to determine resolution in a timely matter, which shall in no case be more than thirty (30) days after the matter was referred to them, the matter shall be first submitted to a mutually acceptable mediator, qualified by education and experience, to review the matter. If the parties cannot agree on a mediator or if, after non-binding mediation the Dispute is not resolved, the parties are free to exercise all other legal and equitable remedies.

15.14	No Use of Name. Except as expressly set forth in this Agreement or as otherwise required by applicable law, regulation, or order of a governmental agency or court of competent jurisdiction, Licensee shall not use the name of Inventors and/or Licensors and/or PolyU or their directors, officers, employees or agents in any advertising, news release, or other publications, without the prior express written consent of the Licensors.

15.15	Third Parties. Unless expressly provided to the contrary in this Agreement, a person who is not a party of this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement. Notwithstanding any term of this Agreement, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

15.16	English Language. This Agreement was negotiated and executed in the English language and the parties agree that this English language version of the Agreement shall control over all other versions.

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15.17	Notice. Except for those communications which specifically under this Agreement may be sent via e-mail or other electronic communication (such as notification of license fees and milestone payments incurred and due, and other routine communications), all notices, requests or communication required or permitted to be given by either party hereunder shall be given by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Notices shall be deemed effective when received.

If to Licensee:	APTUS Therapeutics Limited Unit B, 17th Floor, Guangdong Investment Tower 148 Connaught Road Central, Hong Kong.

If to PTeC:	PolyU Technology and Consultancy Company Limited

If to McGill:	McGill University

If to WSU:	Wayne State University

If to MCC:	H. Lee Moffitt Cancer Center and Research Institute Inc.

If to CUHK:	The Chinese University of Hong Kong Shatin, Hong Kong

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IN WITNESS whereof the parties hereto have signed this Agreement on the date first above written.

SIGNED for and on behalf of

PolyU Technology and Consultancy
Company Ltd.

Miranda Lou
Director

[The remainder of this page is intentionally left blank.]

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SIGNED for and on behalf of

McGill University

Mark Weber, Ph.D.,P.Eng. Associate Director,
Invention Development and
Entrepreneurship Assistance

[The remainder of this page is intentionally left blank.]

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SIGNED for and on behalf of

Wayne State University

Joan Dunbar
Associate Vice President, Technology Commercialization

[The remainder of this page is intentionally left blank.]

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SIGNED for and on behalf of

H. Lee Moffitt Cancer Center and
Research Institute Inc.

Dr. James J. Mule
Associate Venter Director,
Translation Science

[The remainder of this page is intentionally left blank.]

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SIGNED for and on behalf of

The Chinese University of Hong Kong

Walter K. K. Ho (Prof)
Director
Office of Research and Knowledge Transfer Services

[The remainder of this page is intentionally left blank.]

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SIGNED for and on behalf of

APTUS Therapeutics Limited

HUEN Chung Yuen Ian
Director

[The remainder of this page is intentionally left blank.]

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Schedule A

Patents on the Technology One

Title: Epigallocatechin Gallate Derivatives for Inhibiting Proteasome

WSU Tech. ID: 05-726

Owners: Wayne State University, The Hong Kong Polytechnic University, Moffitt Cancer Centre and Research Institute, and McGill University

Country	Status	Filing Date	Filing No./ Patent No.
US	Granted	19 Aug 2004	US7,544,816 B2
US (Provisional)	Expired	4 Feb 2005	60/649,569
US	Granted	13 Nov 2007	US8,193,377 B2
US	Granted	9 Mar 2012	US8,710 ,248 B2
US	Granted	28 Mar 2014	US9 ,169,230 B2
International Procedure	Entered National Phase	15 Aug 2005	PCT/CN2005/001262
China	Granted	15 Aug 2005	ZL200580035478.7
India	Granted	15 Aug 2005	263365
Japan	Granted	15 Aug 2005	526915
European Patent	Pending	15 Aug 2005	05779886.0

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Schedule B

Patents on the Technology Two

Title: Prodrug of Green Tea Epigallocatchin-3-Gallate (Pro-EGCG) for Use in the Treatment of Endometriosis

Owners: The Hong Kong Polytechnic University, The Chinese University of Hong Kong

Country	Status	Filing Date	Filing No./ Patent No.
International Procedure	Entered National Phase	20 Aug 2013	PCT/CN2013/081900
US	Filed	19 Feb 2015	14/422,642
China	Filed	9 Apr 2015	201380052717.4
Hong Kong	Filed	3 Dec 2015	15111955.3

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Schedule C

Milestones

Milestones	Details	Deadline

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